EXHIBIT 5.1

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Aixtron Aktiengesellschaft

Kackertstraße 15 - 17

52072 Aachen	22 March 2005

Dear Ladies and Gentlemen:

We have acted as counsel to Aixtron Aktiengesellschaft, a German Stock corporation (the “Company”), in connection with the Registration Statement on Form S-8 (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), relating to the issuance by the Company of 24,967,885 new ordinary shares underlying American Depositary Receipts of the Company evidencing American Depositary Shares of the Company, no par value (the “Shares”), pursuant to the Agreement and Plan of Merger, dated as of July 1, 2004 (the “Merger Agreement”), between the Company and Genus, Inc., a California corporation (“Genus”), whereby a merger subsidiary will merge with and into Genus (the “Merger”).

We have examined (1) the Registration Statement, (2) a form of the share certificate in respect of the Shares, (3) the Merger Agreement, (4) the articles of association, as amended, of the Company (the “Articles of Association”), (5) resolutions of the executive board and supervisory board of the Company approving the capital increase to enable the Company to issue the Shares, and (6) such other documents as we have deemed necessary or appropriate as a basis for the opinions set forth below. We also have examined the originals, or duplicates or certified or conformed copies, of such corporate records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company.

In rendering the opinion set forth below, we have assumed (1) the genuineness of all signatures, (2) the legal capacity of natural persons, (3) the authenticity of all documents submitted to us as originals, (4) the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, (5) the authenticity of the originals of such latter documents, (6) all representations and statements set forth in such documents are true and correct, (7) any representation or statement made as a belief or made “to the knowledge of”, or similarly qualified is correct and accurate without such qualification, and (8) all obligations imposed by any such documents on the parties thereto have been or will be performed or satisfied in accordance with their terms.

Based upon the foregoing, and subject to the qualifications and limitations stated herein, we are of the opinion that the newly issued 24,967,885 Shares from the increase of the Company’s stated share capital by using authorized share capital registered with the commercial register of the local court in Aachen, Germany, on March 14, 2005 were validly issued, fully paid and non-assessable.

The foregoing opinion is limited to the laws of the Federal Republic of Germany and we do not express any opinion as to the laws of any other jurisdiction. This opinion is delivered to you solely in connection with the Registration Statement and may not be used, circulated, quoted or otherwise referred to or relied upon for any other purpose by any other person or entity without out express prior written permission. We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/    McDermott Will & Emery

Rechtsanwälte LLP